Exhibit 99.1

FOR IMMEDIATE RELEASE	IR CONTACT:	Deborah Crawford
Thursday, April 21, 2005		Director of Investor Relations
408 317-3712

	PR CONTACT:	Ken Ross
VP, Corporate Communications
408 317-3931

Netflix Announces Q1 2005 Financial Results

GAAP Net Loss of $8.8 million, Revenue of $154 million

and 3.02 million Subscribers

Los Gatos, Calif. – April 21, 2005 – Netflix (Nasdaq: NFLX) today reported results for the first quarter ended March 31, 2005.

For the first quarter:

•	Revenue increased 54 percent year-over-year to $154.1 million

•	Subscribers increased 56 percent year-over-year to 3.02 million, at the upper end of management’s guidance

•	GAAP net loss was $8.8 million, significantly better than management’s guidance for the quarter

“On a highly competitive playing field, our performance in the first quarter was strong across all key operating aspects of the business,” said Reed Hastings, the company’s co-founder and CEO. “We added subscribers at a quick and cost effective pace and we minimized customer churn in the face of heavy promotion and deep discounting by our competition. Looking out over the balance of 2005, we believe consumers will continue to respond enthusiastically to our service and we expect to hit our target of four million subscribers by year’s end.”

First-Quarter 2005 Financial Highlights

Revenue for the first quarter of 2005 was a record $154.1 million, representing 54 percent year-over-year growth from $100.4 million for the first quarter of 2004, and 7 percent quarter-over-quarter growth from $143.9 million for the fourth quarter of 2004.

GAAP net loss for the first quarter of 2005 was $8.8 million, or $0.17 per share, compared to a GAAP net loss of $5.8 million, or $0.11 per share, for the first quarter of 2004 and GAAP net income of $5.6 million, or $0.09 per diluted share, for the fourth quarter of 2004. Management had guided to a GAAP net loss for the first quarter of $16 to $19 million. The outperformance reflects higher revenue, better-than-expected gross margin and lower-than-expected fulfillment and marketing expenses in the quarter.

Non-GAAP net loss was $4.5 million, or $0.09 per share, for the first quarter of 2005 compared to non-GAAP net loss of $1.4 million, or $0.03 per share for the first quarter of 2004 and non-GAAP net income of $9.9 million, or $0.16 per diluted share, for the fourth quarter of 2004. Non-GAAP net income (loss) equals net income (loss) on a GAAP basis before stock-based compensation expense.

Gross margin for the first quarter of 2005 was 38.4 percent compared to 43.6 percent for the first quarter of 2004 and 45.5 percent for the fourth quarter of 2004. The sequential decline in gross margin reflects the first full quarterly impact of the price reduction implemented in November of 2004.

Free cash flow1 for the first quarter of 2005 was negative $8.9 million, compared to positive $9.0 million in the first quarter of 2004 and positive $5.4 million for the fourth quarter of 2004.

Cash provided by operating activities for the first quarter of 2005 was $29.4 million, compared to $33.8 million for the first quarter of 2004 and $32.5 million for the fourth quarter of 2004.

Subscriber acquisition cost2 for the first quarter of 2005 was $37.89 per gross subscriber addition compared to $35.12 for the same period of 2004 and $36.18 for the fourth quarter of 2004.

Churn3 for the first quarter of 2005 was 5.0 percent, compared to 4.7 percent for the first quarter of 2004 and 4.4 percent for the fourth quarter of 2004. Churn includes free subscribers as well as paying subscribers who elect not to renew their monthly subscription service during the quarter.

Subscribers. Netflix ended the first quarter of 2005 with approximately 3,018,000 total subscribers, representing 56 percent year-over-year growth from 1,932,000 total subscribers at the end of the first quarter of 2004 and 16 percent sequential growth from 2,610,000 subscribers at the end of the fourth quarter of 2004.

During the quarter Netflix acquired 945,000 gross subscriber additions, representing 24 percent year-over-year growth from 760,000 gross subscriber additions acquired in the first quarter of 2004 and 21 percent quarter-over-quarter growth from 783,000 gross subscriber additions acquired in the fourth quarter of 2004. For the second consecutive quarter gross subscriber additions reached an all-time high, despite increased competition.

Of the 3,018,000 total subscribers at quarter end, 96 percent or 2,887,000 were paid subscribers. The other 4 percent, or 131,000, were free subscribers. Paid subscribers represented 95 percent of total subscribers at the ends of both the first quarter of 2004 and the fourth quarter of 2004.

Household penetration in the San Francisco Bay Area rose to 9.8 percent of households at the end of the first quarter of 2005, up from 7.2 percent at the end of the first quarter of 2004 and 9.0 percent at the end of the fourth quarter of 2004. Overall household penetration outside the Bay Area reached 2.6 percent at the end of the first quarter of 2005, up from 1.7 percent at the end of the first quarter of 2004 and 2.3 percent at the end of the fourth quarter of 2004. Following the first quarter of 2005, Netflix will no longer report household penetration.

[1]	Free cash flow is defined as cash provided by operating activities less cash provided by (used in) investing activities after excluding purchases and sales of short-term investments.
[2]	Subscriber acquisition cost is defined as the total marketing expense on the Company’s Statement of Operations divided by total gross subscriber additions during the quarter.
[3]	Churn is defined as customer cancellations in the quarter divided by the sum of beginning subscribers and gross subscriber additions, divided by three months.

Business Outlook

The Company’s performance expectations for the second quarter of 2005 and the full year of 2005 are as follows:

Second Quarter 2005

•	Ending subscribers of 3.065 million to 3.265 million

•	Revenue of $160 million to $165 million

•	GAAP net loss of $2.2 million to $7.2 million

Full Year 2005

•	Ending subscribers of 3.85 million to 4.15 million

•	Revenue of $660 million to $685 million

•	GAAP net loss of $5 million to $15 million

Float and Trading Plans

The Company estimates the public float at approximately 45,813,910 shares as of March 31, 2005, up 1 percent from 45,543,522 shares as of December 31, 2004, based on registered shares held in street name with the Depository Trust and Clearing Corporation. No outstanding shares are subject to a lock-up agreement of any kind. From time to time executive officers of Netflix may elect to buy or sell stock in Netflix. All open market sales are made pursuant to the terms of 10b5-1 Trading Plans approved by the Company and generally adopted no less than three months prior to the first date of sale under such plan.

Earnings Call

The Netflix earnings call will be webcast today at 5:30 p.m. Eastern Time / 2:30 p.m. Pacific Time, and may be accessed at http://ir.netflix.com. Following the conclusion of the webcast, a replay of the call will be available via Netflix’s website at http://ir.netflix.com. For those without access to the Internet, a replay of the call will be available from approximately 5:30 p.m. Pacific Time on April 21, 2005 through April 28, 2005. To listen to a replay, call (719) 457-0820, access code 7204391.

Use of Non-GAAP Measures

Management believes that non-GAAP net income is a useful measure of operating performance because it excludes the non-cash impact of stock option accounting. In addition, management believes that free cash flow is a useful measure of liquidity because it excludes the non-operational cash flows from purchases and sales of short-term investments and cash flows from financing activities. However, these non-GAAP measures should be considered in addition to, not as a substitute for, or superior to net income and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to the GAAP equivalents of these non-GAAP measures is contained in tabular form on the attached unaudited financial statements.

About Netflix

Netflix (Nasdaq: NFLX) is the world’s largest online movie rental service, providing more than three million subscribers access to over 40,000 DVD titles. Under the company’s most popular program, for $17.99 a month, Netflix subscribers rent as many DVDs as they want and keep them as long as they want, with three movies out at a time. There are no due dates, no late fees and no shipping fees. DVDs are delivered for free by the USPS from regional shipping centers located throughout the United States. Netflix can reach nearly 90 percent of its subscribers with generally one business-day delivery. Netflix offers personalized movie recommendations to its members and has more than 500 million movie ratings. Netflix also allows members to share and recommend movies to one another through its Friends™ feature. For more information, visit www.netflix.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the federal securities laws, including statements regarding our subscriber growth, revenue and GAAP net loss for the second quarter and full year of 2005. The forward-looking statements in this release are subject to risks and uncertainties that could cause actual results and events to differ, including, without limitation: impacts arising out of competition, our ability to manage our growth, in particular managing our subscriber acquisition cost as well as the mix between revenue sharing titles and titles not subject to revenue sharing that are delivered to our subscribers; our ability to attract new subscribers and retain existing subscribers; changes in pricing and availability for advertising space; fluctuations in consumer usage of our service, customer spending on DVD players, DVDs and related products; disruption in service on our website or with our computer systems; deterioration of the U.S. economy or conditions specific to online commerce or the filmed entertainment industry; conditions that effect our delivery through the U.S. Postal Service, including increases in first class postage; increases in the costs of acquiring DVDs; and, widespread consumer adoption of different modes of viewing in-home filmed entertainment. A detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2005. We undertake no obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this press release.

Netflix, Inc.

Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three Months Ended
	March 31, 2004	December 31, 2004	March 31, 2005
Revenues:
Subscription	$99,823	$140,664	$152,446
Sales	547	3,229	1,694

Total revenues	100,370	143,893	154,140
Cost of revenues:
Subscription	56,444	76,223	93,986
Sales	183	2,219	999

Total cost of revenues	56,627	78,442	94,985

Gross profit	43,743	65,451	59,155
Operating expenses:
Fulfillment	10,790	16,433	16,694
Technology and development	5,039	5,890	7,155
Marketing	26,693	28,332	35,803
General and administrative	3,136	5,749	5,007
Stock-based compensation	4,435	4,358	4,279

Total operating expenses	50,093	60,762	68,938

Operating income (loss)	(6,350)	4,689	(9,783)
Other income (expense):
Interest and other income	591	1,118	1,051
Interest and other expense	(31)	(57)	(38)

Income (loss) before income taxes	(5,790)	5,750	(8,770)
Provision for income taxes	—	181	44

Net income (loss)	$(5,790)	$5,569	$(8,814)

Net income per share:
Basic	$(.11)	$.11	$(.17)
Diluted	$(.11)	$.09	$(.17)
Weighted average common shares outstanding:
Basic	51,282	52,553	52,816
Diluted	51,282	63,702	52,816

Reconciliation of Non-GAAP Financial Measures (Unaudited)
Non-GAAP net income reconciliation:
Net income (loss)	$(5,790)	$5,569	$(8,814)
Add back:
Stock-based compensation	4,435	4,358	4,279

Non-GAAP net income (loss)	$(1,355)	$9,927	$(4,535)

Non-GAAP net income (loss) per share:
Basic	$(.03)	$.19	$(.09)
Diluted	$(.03)	$.16	$(.09)
Weighted average common shares outstanding:
Basic	51,282	52,553	52,816
Diluted	51,282	63,702	52,816

Netflix, Inc.

Consolidated Balance Sheets

(unaudited)

(in thousands, except share and par value data)

	As of
	December 31, 2004	March 31, 2005
Assets
Current assets:
Cash and cash equivalents	$174,461	$165,822
Prepaid expenses	2,741	1,782
Prepaid revenue sharing expenses	4,695	5,027
Other current assets	5,449	1,405

Total current assets	187,346	174,036
DVD library, net	42,158	52,627
Intangible assets, net	961	507
Property and equipment, net	18,728	23,635
Deposits	1,600	1,561
Other assets	1,000	1,216

Total assets	$251,793	$253,582

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,775	$52,632
Accrued expenses	13,131	15,681
Deferred revenue	31,936	32,463
Current portion of capital lease obligations	68	—

Total current liabilities	94,910	100,776
Deferred rent	600	693

Total liabilities	95,510	101,469
Stockholders’ equity:
Common stock, $0.001 par value; 160,000,000 shares authorized at December 31, 2004 and March 31, 2005; 52,732,025 and 52,964,505 issued and outstanding at December 31, 2004 and March 31, 2005, respectively	53	53
Additional paid-in capital	292,843	296,121
Deferred stock-based compensation	(4,693)	(3,327)
Accumulated other comprehensive income (loss)	(222)	(222)
Accumulated deficit	(131,698)	(140,512)

Total stockholders’ equity	156,283	152,113

Total liabilities and stockholders’ equity	$251,793	$253,582

Netflix, Inc.

Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended
	March 31, 2004	December 31, 2004	March 31, 2005
Cash flows from operating activities:
Net income	$(5,790)	$5,569	$(8,814)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	1,252	1,727	1,938
Amortization of DVD library	18,127	20,628	22,006
Amortization of intangible assets	626	454	454
Stock-based compensation expense	4,435	4,358	4,279
Stock option income tax benefits	—	176	—
Loss on disposal of property and equipment	—	135	—
Gain on disposal of DVDs	(364)	(1,180)	(1,129)
Noncash interest expense	11	11	11
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	999	(4,130)	4,671
Accounts payable	10,529	2,107	2,857
Accrued expenses	836	(2,709)	2,550
Deferred revenue	3,172	5,278	527
Deferred rent	(33)	113	93

Net cash provided by operating activities	33,800	32,537	29,443

Cash flows from investing activities:
Purchases of short-term investments	(364)	—	—
Purchases of property and equipment	(1,808)	(6,941)	(6,845)
Acquisitions of DVD library	(23,570)	(23,332)	(33,040)
Proceeds from sale of DVDs	547	3,229	1,694
Deposits and other assets	(19)	(99)	(177)

Net cash used in investing activities	(25,214)	(27,143)	(38,368)

Cash flows from financing activities:
Proceeds from issuance of common stock	1,819	1,538	365
Principal payments on notes payable and capital lease obligations	(111)	(107)	(79)

Net cash provided by financing activities	1,708	1,431	286

Effect of exchange rate changes on cash and cash equivalents	—	(178)	—
Net increase in cash and cash equivalents	10,294	6,647	(8,639)
Cash and cash equivalents, beginning of period	89,894	167,814	174,461

Cash and cash equivalents, end of period	$100,188	$174,461	$165,822

Non-GAAP free cash flow reconciliation:
Net cash provided by operating activities	$33,800	$32,537	$29,443
Purchases of property and equipment	(1,808)	(6,941)	(6,845)
Acquisitions of DVD library	(23,570)	(23,332)	(33,040)
Proceeds from sale of DVDs	547	3,229	1,694
Deposits and other assets	(19)	(99)	(177)

Non-GAAP free cash flow	$8,950	$5,394	$(8,925)

Netflix, Inc.

Consolidated Other data

(unaudited)

(in thousands, except percentages and subscriber acquisition cost)

	As of / Three Months Ended
	March 31, 2004	December 31, 2004	March 31, 2005
Subscriber information:
Subscribers: beginning of period	1,487	2,229	2,610
Gross subscribers additions: during period	760	783	945
Gross subscriber additions year-to-year change	82.3%	76.4%	24.3%
Gross subscriber additions quarter-to-quarter sequential change	71.2%	32.7%	20.7%
Less subscriber cancellations : during period	(315)	(402)	(537)
Subscribers: end of period	1,932	2,610	3,018
Subscribers year-to-year change	83.7%	75.5%	56.2%
Subscribers quarter-to-quarter sequential change	29.9%	17.1%	15.6%
Free subscribers: end of period	90	124	131
Free subscribers as percentage of ending subscribers	4.7%	4.8%	4.3%
Paid subscribers: end of period	1,842	2,486	2,887
Paid subscribers year-to-year change	82.6%	75.6%	56.7%
Paid subscribers quarter-to-quarter sequential change	30.1%	16.4%	16.1%
Churn	4.7%	4.4%	5.0%
Subscriber acquisition cost - Consolidated	$35.12	$36.18	$37.89
Subscriber acquisition cost - U.S.	$35.12	$34.64	$37.89
Margins:
Gross margin	43.6%	45.5%	38.4%
Operating margin	(6.3)%	3.3%	(6.3)%
Net margin	(5.8)%	3.9%	(5.7)%
Expenses as percentage of revenues:
Fulfillment	10.8%	11.4%	10.8%
Technology and development	5.0%	4.1%	4.6%
Marketing	26.6%	19.7%	23.2%
General and administrative	3.1%	4.0%	3.2%

Operating expenses before stock-based compensation	45.5%	39.2%	41.8%
Stock-based compensation	4.4%	3.0%	2.9%

Total operating expenses	49.9%	42.2%	44.7%
Year-to-year change:
Total revenues	80.3%	77.2%	53.6%
Fulfillment	69.0%	75.8%	54.7%
Technology and development	20.5%	21.7%	42.0%
Marketing	102.1%	94.0%	34.1%
General and administrative	39.5%	124.0%	59.7%
Operating expenses before stock-based compensation	75.5%	79.9%	41.6%
Stock-based compensation	84.3%	13.7%	(3.5)%
Total operating expenses	76.2%	72.7%	37.6%